Exhibit 99.1

Editorial Contact:	Investor Contact:
Andrew McCarthy	David A. Young
Adaptec, Inc.	Adaptec, Inc.
(408) 957-6085	(408) 957-6773
andrew_mccarthy@adaptec.com	dyoung@adaptec.com

ADAPTEC RESTRUCTURES TO IMPROVE FINANCIAL PERFORMANCE

FOURTH QUARTER GUIDANCE REMAINS AS FORECAST

MILPITAS, Calif., February 28, 2003 – Adaptec, Inc. (NASDAQ:ADPT), the global leader in IP Storage Networking, today announced it has restructured, targeting annualized savings of approximately $17 million. The company also stated its revenue and earnings levels for fiscal Q4 remain as forecast, generally comparable to results for the third quarter.

“This restructuring will enable us to maintain our investment in new products and technologies while continuing to improve bottom-line results for stockholders,” said David A. Young, chief financial officer of Adaptec.

The restructuring will include staff reductions of approximately 11 percent, or 165 people, through job elimination.  Adaptec expects to take a one-time charge of approximately $7 million related to the actions.

About Adaptec

Adaptec Inc. (NASDAQ: ADPT) provides highly available storage access solutions that reliably move, manage and protect critical data and digital content. Adaptec’s storage solutions are found in high-performance networks, servers, workstations and desktops from the world’s leading manufacturers, and are sold through OEMs and distribution channels to ISPs, enterprises, medium and small businesses and consumers. Adaptec is an S&P SmallCap 600 Index member. More information is available at www.adaptec.com.

Safe Harbor

Some of the comments today may include forward-looking statements regarding future events and/or projections of the financial performance of the Company based on our current expectations.  These comments contain significant risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We refer you to the documents that Adaptec filed with the SEC, specifically our most recent form 10-K and 10-Qs.  These documents identify important risk factors that could cause actual results to differ materially from expectations.

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